News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact: R. Todd Noden
        Chief Financial Officer
               (205) 942-4808

BOOKS-A-MILLION, INC. ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS
——————————————
Operating Income Increases 22.0% in the Quarter

Annual Net Income Increases $5.0 Million

BIRMINGHAM, AL (March 27, 2013) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 14-week and 53-week periods ended February 2, 2013.  This quarter reflects an extra week in fiscal 2013, creating a 53-week fiscal year that occurs approximately every six years in the accounting cycle for most retailing companies.  Net sales for the 14-week period ended February 2, 2013 decreased 0.8% to $165.6 million compared with sales of $166.9 million in the 13-week year-earlier period.  Comparable store sales for the fourth quarter, which include comparable 13-week periods this year and last year, decreased 6.1% compared with the same period last year.  Operating income increased 22.0% to $14.7 million for the 14-week period ended February 2, 2013, compared with $12.0 million in the 13-week period ended January 28, 2012.  Net income from continuing operations for the current year fourth quarter was $8.1 million, or $0.52 per diluted share, compared with net income from continuing operations of $7.6 million, or $0.48 per diluted share, in the 13-week year-earlier period.

For the 53-week period ended February 2, 2013, net sales increased 7.5% to $503.8 million from net sales of $468.5 million in the 52-week year-earlier period.  Comparable store sales, which include comparable 52-week periods this year and last year, declined 3.6%.  Operating income was $6.9 million for the 53-week period ended February 2, 2013, compared with a loss of $4.0 million in the 52-week period ended January 28, 2012.  For the 53-week period ended February 2, 2013, the Company reported net income from continuing operations of $2.5 million, or $0.16 per diluted share, compared to a net loss from continuing operations of $2.5 million, or $0.16 per diluted share, in the 52-week year-earlier period.

Commenting on the results, Terrance G. Finley, Chief Executive Officer and President, said, “We were pleased with our results for the quarter and the fiscal year. Our core book business stabilized, our general merchandise categories performed well and we experienced a significant change in the digital arena, with device sales weaker than expected and digital content sales growing at a markedly slower rate. We are adjusting our merchandising strategy to reflect the fast changing industry dynamics and focusing on growing our business by offering the best value and customer experience in books, toys, tech and more.”

ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and also sells on the Internet at www.booksamillion.com. The Company presently operates 253 stores in 32 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s corporate website at www.booksamillioninc.com.

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BAMM Announces Fourth Quarter 2013 Results

March 27, 2013

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data and share amounts)

	Fiscal Quarter Ended		Fiscal Year Ended
	February 2, 2013	January 28, 2012 (a)	February 2, 2013	January 28, 2012 (a)
	14 Weeks	13 Weeks	53 Weeks	52 Weeks
Net sales	$165,551	$166,935	$503,787	$468,521
Cost of products sold, including warehouse distribution and store occupancy costs	111,606	116,235	357,997	335,791
Gross profit	53,945	50,700	145,790	132,730
Operating, selling and administrative expenses	34,813	34,156	122,032	120,426
Depreciation and amortization	4,441	4,507	16,847	16,301
Operating income (loss) from continuing operations	14,691	12,037	6,911	(3,997)
Interest expense, net	396	399	1,725	1,341
Income (loss) from continuing operations, before Income taxes	14,295	11,638	5,186	(5,338)
Income tax expense (benefit)	5,621	3,465	1,859	(3,144)
Net income (loss) from continuing operations before equity method investment	8,674	8,173	3,327	(2,194)
Net loss on equity method investment	(531)	(609)	(782)	(300)
Net income (loss) from continuing operations	8,143	7,564	2,545	(2,494)
Loss from discontinued operations	- -	(22)	- -	(329)
Net income (loss)	$8,143	$7,542	$2,545	$(2,823)

Net income (loss) per share (b):
Basic:
Net income (loss) from continuing operations	$0.52	$0.48	$0.16	$(0.16)
Net income (loss) from discontinued operations	- -	- -	- -	(0.02)
Net income (loss) per common share	$0.52	$0.48	$0.16	$(0.18)
Weighted average number of shares outstanding	15,008,092	15,719,355	15,245,892	15,729,406
Diluted:
Net income (loss) from continuing operations	$0.52	$0.48	$0.16	$(0.16)
Net income (loss) from discontinued operations	- -	- -	- -	(0.02)
Net income (loss) per common share	$0.52	$0.48	$0.16	$(0.18)
Weighted average number of shares outstanding	15,008,101	15,719,409	15,245,905	15,729,406

(a) The results for 13-weeks and 52-weeks ended January 28, 2012, contain certain insignificant reclassifications necessary to conform to the presentation of the 14-weeks and 53-weeks ended February 2, 2013.
(b) Basic and diluted net income per share amounts were calculated using the two-class method. Net income used in these calculations is exclusive of undistributed earnings allocated to non-vested shareholders of $273,256 for the fiscal quarter ended February 2, 2013 and $90,932 for the fiscal year ended February 2, 2013.

BAMM Announces Fourth Quarter 2013 Results

March 27, 2013

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative; and the impact of the availability of e-content and the e-reader market. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.